Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

www.frischs.com

Frisch’s Reports Record Sales in First Quarter

FOR IMMEDIATE RELEASE

Cincinnati, OH—October 28, 2008, Frisch’s Restaurants, Inc. (NYSE Alternext US: FRS) reported record sales for its 16-week fiscal first quarter ended September 23, 2008. Revenues rose 0.4% to $89,881,631 from $89,526,444 for last year’s first quarter. Net earnings for the quarter decreased 11.2% to $2,175,060 compared to $2,450,485 last year. Diluted earnings per share decreased to $.42 per share, from $.47 per share last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants increased 0.2% in our fiscal first quarter. We believe the high cost of gasoline and the softness in the economy have contributed to the slowdown in our same store sales at Big Boy.”

Maier added, “On the brighter side, our Golden Corral restaurants posted a same store sales increase of 1.2% during the first quarter. The value of our all-you-can-eat buffet has slowed the decline in customer counts in our Golden Corrals.”

During the quarter, the Company opened one new Big Boy restaurant and reopened another in a brand new facility. Frisch’s operates 89 company-owned Big Boy restaurants and there are an additional 27 franchised Big Boy restaurants operated by licensees. The Company also operates 35 Golden Corral restaurants.

The decline in earnings for the quarter can mostly be attributed to the rise in food cost that has been driven by higher commodity prices. The earnings decline was partially offset by larger gains on the sale of assets, principally closed restaurant properties.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Sixteen Weeks ended
	Sept. 23, 2008	Sept. 18, 2007
Sales	$89,882	$89,526
Cost of sales
Food and paper	33,273	31,598
Payroll and related	29,597	29,779
Other operating costs	20,439	20,360

	83,309	81,737
Gross profit	6,573	7,789
Administrative and advertising	4,438	4,346
Franchise fees and other revenue	(401)	(378)
(Gains) losses on sale of assets	(1,116)	(524)

Operating profit	3,652	4,345
Interest expense	589	742

Earnings before income tax	3,063	3,603
Income taxes	888	1,153

NET EARNINGS	$2,175	$2,450

Earnings per share (EPS) of common stock:
Basic net earnings per share	$.43	$.48

Diluted net earnings per share	$.42	$.47

Diluted average shares outstanding	5,181	5,253

Depreciation included above	$4,085	$4,228

Opening expense included above	$329	$585

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	September 23, 2008	June 3, 2008
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,496	$801
Receivables	1,516	1,448
Inventories	5,745	5,648
Other current assets	3,209	2,797

	11,966	10,694
Property and equipment	157,933	153,839
Other assets
Goodwill & other intangible assets	1,607	1,633
Property held for sale and land investments	2,743	3,870
Other	1,895	2,024

	6,245	7,527

	$176,144	$172,060

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$10,893	$10,281
Accrued expenses	10,448	10,675
Other	9,951	9,880

	31,292	30,836
Long-term obligations
Long-term debt	26,844	24,217
Other long-term obligations	6,282	6,292

	33,126	30,509
Shareholders’ equity	111,726	110,715

	$176,144	$172,060